Exhibit 99.1

PRESS RELEASE

For more information, contact: Stan Berger or Andrew Berger SM Berger & Company, Inc. (216) 464-6400	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS RESULTS FOR

THIRD QUARTER 2011

TAMPA, FL— Monday, November 7, 2011 — SRI/Surgical Express, Inc. (SRI Surgical) (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced financial results for its third quarter ended September 30, 2011.

For the third quarter of 2011, SRI Surgical reported total revenue of $26,430,000, an increase of $1,606,000, or 6.5%, from the third quarter of 2010. The net loss for the third quarter of 2011 was $534,000, or $0.08 per basic and diluted common share, compared to net income of $21,000, or $0.00 per basic and diluted common share, reported for the third quarter of 2010. For the first nine months of 2011, SRI Surgical reported total revenue of $80,542,000, an increase of $6,060,000, or 8.1%, from the first nine-months of 2010. Net loss for the first nine months of 2011 was $1,833,000, or $0.28 per basic and diluted common share, compared to a net loss of $1,825,000, or $0.28 per basic and diluted common share, reported for the first nine months of 2010.

SRI Surgical’s net loss for the third quarter of 2011 was impacted by $674,000 of increased expenses for health insurance claims and commodity prices when compared to expenses incurred during the third quarter of 2010. The increased health insurance costs were attributable to $340,000 of increased claims for which SRI Surgical retains liability under its health insurance program, and $176,000 and $158,000 of increased commodity prices for cotton towels and diesel fuel, respectively.

Gerald Woodard, Chief Executive Officer said “We continue to see levels of growth in our revenues that we expected; however, our profitability continues to be impacted by the uncharacteristically high level of health insurance costs, as well as higher cotton and diesel prices. We continue to explore initiatives that will lower or control the costs for these items.”

The Company continues its process of exploring and evaluating strategic alternatives to enhance shareholder value, with the assistance of its financial advisor, McColl Partners, LLC, which it disclosed in its press release dated September 14, 2011. There can be no assurance, however, that a transaction will result.

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its third quarter results on Monday, November 7, beginning at 5:00 p.m. Eastern Time. To participate in the teleconference, please dial 888-713-4205 (International dial 617-213-4862) and enter the passcode 15803358. A live Webcast of the call will be available from the Investors section of the SRI Surgical Website at www.srisurgical.com. For those unable to participate in the teleconference, a replay of the call will be available from 8:00 p.m. November 7 until midnight November 22, 2011, by dialing 888-286-8010 (International dial 617-801-6888) and using the passcode 66972369. A replay of the Webcast will also be available on the SRI Surgical Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 25 states from 10 reprocessing facilities and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, SRI Surgical’s dependence on significant customers and suppliers, risks of a new product offering, risks that SRI Surgical may incur significant costs related to self-insurance retention levels for employee benefits and workers’ compensation programs, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Stan Berger or Andrew Berger SM Berger & Company, Inc. (216) 464-6400

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$26,430	$24,824	$80,542	$74,482
Cost of revenues	20,553	19,106	63,237	57,992

Gross profit	5,877	5,718	17,305	16,490

Distribution expenses	2,163	1,832	6,419	5,583
Selling and administrative expenses	4,164	3,753	12,452	12,426

Income (loss) from operations	(450)	133	(1,566)	(1,519)

Interest expense	178	186	508	527
Other income	(91)	(90)	(272)	(270)

Income (loss) before income taxes	(537)	37	(1,802)	(1,776)

Income tax expense (benefit)	(3)	16	31	49

Net income (loss)	$(534)	$21	$(1,833)	$(1,825)

Basic income (loss) per common share	$(0.08)	$(0.00)	$(0.28)	$(0.28)

Weighted average common shares outstanding, basic	6,478	6,464	6,466	6,464

Diluted income (loss) per common share	$(0.08)	$(0.00)	$(0.28)	$(0.28)

Weighted average common shares outstanding, diluted	6,478	6,693	6,466	6,464

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	September 30, 2011	December 31, 2010
	(unaudited)
Cash and cash equivalents	$ 1,012	$ 1,327
Accounts receivable, net	13,330	12,117
Inventories, net	3,355	3,398
Prepaid expenses and other assets	2,228	2,092
Reusable surgical products, net	18,177	17,369
Property, plant and equipment, net	24,360	25,405

Total assets	$62,462	$61,708

Notes payable	$8,360	$5,561
Accounts payable	8,616	8,768
Accrued expenses	4,252	4,135
Mortgage payable	3,637	3,780

Bonds payable	—	520

Total liabilities	24,865	22,764

Shareholders’ equity	37,597	38,944

Total liabilities and shareholders’ equity	$62,462	$61,708